Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Financial Results for the Third Quarter Ended September 30, 2011

AMAG Implements Management Changes and Strategic Restructuring

LEXINGTON, MA (November 4, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the third quarter ended September 30, 2011. Additionally, AMAG announced leadership changes, including the departure of the company’s president and chief executive officer, Brian J.G. Pereira, MD, and the implementation of a broad restructuring plan to reduce operating expenses. As of September 30, 2011, the company’s cash, cash equivalents and investments totaled approximately $251 million.

AMAG Leadership, Strategy and Corporate Restructuring

•                  AMAG announced today that Dr. Pereira has resigned from his position as president, CEO and a director of the company, effective immediately. Dr. Pereira will remain a key strategic advisor to the company on certain matters, including the ongoing development and regulatory work related to its broad phase III program for patients with iron deficiency anemia (IDA). AMAG also announced the departure of Gary Zieziula, the company’s chief commercial officer, effective immediately.

•                  AMAG promoted Frank Thomas, the company’s chief financial officer, to the position of chief operating officer and appointed him as the interim president and chief executive officer. The company has concurrently launched a search for a permanent chief executive officer. Additionally, AMAG’s Board of Directors has established a special committee, consisting of Michael Narachi, Robert Perez and Lesley Russell, MD, to assure appropriate commercial, operational and developmental oversight during this transition period.

•                  AMAG implemented today, a broad restructuring plan to align operating expenses with near-term revenue projections for Feraheme® (ferumoxytol) Injection for Intravenous (IV) use. The plan, including an approximate 25% reduction in positions, is expected to decrease the company’s operating expenses, excluding cost of goods sold (COGS), by $20 - $25 million in 2012 as compared to 2011. In addition, the planned completion of the company’s phase III clinical program for a broad IDA indication is expected to further reduce operating expenses by approximately $20 million in 2012. As a result of these two actions, AMAG’s estimated operating expenses, excluding COGS, in 2012 are expected to be $90 - $100 million, of which $50 - $55 million are expected to be selling, general and administrative expenses. The company expects to end 2012 with $215 - $225 million in cash, cash equivalents and investments, including $33 million in milestone payments related to the expected approval and launch of Feraheme in the EU and Canada.  AMAG expects to incur approximately $3.2 million in charges associated with the restructuring, the majority of which is expected to be recognized during the fourth quarter of 2011.

•                  Finally, AMAG’s Board of Directors is committed to the evaluation of all strategic options to enhance stockholder value, while management focuses on strategies to increase Feraheme revenues.

“On behalf of AMAG’s Board of Directors, I want to thank Brian for his six years of executive leadership at AMAG and for his numerous contributions to the successful development and approval of Feraheme. We are pleased that Brian will remain as a valuable advisor to the company during this transition, especially as we seek approval for a broad iron deficiency anemia indication,” said Michael N. Narachi, Chairman of AMAG’s Board of Directors. “We are committed to expeditiously evaluating all available options to enhance stockholder value, and the restructuring announced today is an important first step in that process. Frank has the full support of the Board and has the experience necessary to lead the organization while we look to attract a permanent chief executive with proven ability to build and grow a profitable specialty pharmaceutical company.”

“Provider demand for Feraheme continues to increase, and we believe that with a leaner organization and increased detail frequency to target accounts we can continue to grow the brand in the non-dialysis CKD IV iron market where we currently have approximately 13% market share,” said Thomas, chief operating officer and interim president and chief executive officer of AMAG. “Based on our near-term revenue projections for Feraheme, we have implemented a broad restructuring plan to significantly reduce operating expenses. Our goal is to preserve cash and drive the business to profitability as soon as possible, through a combination of expense reductions and top line growth of our core asset, Feraheme.”

Third Quarter 2011 Financial Results (unaudited)

Total revenues for the third quarter ended September 30, 2011 were $17.6 million, of which $15.6 million were net Feraheme product revenues. Net Feraheme product revenues include a $3.0 million change in estimated Medicaid reserves to reflect AMAG’s actual claims experience since launch.   Total Feraheme provider demand(1) for the third quarter was comparable to the second quarter at approximately 25,000 grams. The non-dialysis IV iron market contracted in the third quarter, however, Feraheme’s market share increased to 13% from 11% in the second quarter of 2011.

Total operating costs and expenses for the quarter ended September 30, 2011 were $34.8 million compared to $34.3 million for the same period in 2010. Total operating expenses in the third quarter of 2011 included approximately $1.9 million related to the proposed acquisition of Allos Therapeutics, Inc., but excludes the termination fee of $2 million, which the company paid and will recognize in the fourth quarter. The company reported a net loss of $16.6 million, or a loss of $0.78 per basic and diluted share, for the quarter ended September 30, 2011 compared to a net loss of $17.0 million, or a loss of $0.81 per basic and diluted share, for the same period in 2010.

For the nine months ended September 30, 2011, the company reported total revenues of $46.3 million, as compared to revenues of $49.0 million for the same period in 2010.  The decrease in total revenues in 2011 versus the comparable 2010 period was primarily due to lower provider demand from the dialysis segment due to the implementation of the Medicare prospective payment system, offset, in part, by increased demand from non-dialysis sites of care.

Total operating costs and expenses for the nine months ended September 30, 2011 were $106.6 million, compared to $111.8 million for the same period in 2010. The decrease in total operating costs and expenses in the 2011 period is primarily due to decreased selling, general and administrative expenses associated with the commercialization of Feraheme, partially offset by increased research and development costs associated with the company’s global IDA registrational program. Net loss for the nine months ended September 30, 2011 was $58.5 million, or a loss of $2.76 per basic and diluted share, as compared to a net loss of $61.4 million, or a loss of $2.96 per basic and diluted share, for the same period in 2010.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET. To access the conference call via telephone, dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay of the conference call will be available from approximately 11:00 a.m. ET on November 4 until midnight November 7. To access the replay, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 23448525.

A live webcast of the conference call will be accessible through the Investors section of the company’s website at www.amagpharma.com beginning at 8:00 a.m. ET. Following the conference call, the webcast replay will be available at approximately 11:00 a.m. ET and will be archived on the AMAG Pharmaceuticals, Inc. website until midnight December 4, 2011.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

(1)           IMS Health DDD Data (in grams) through the period ending September 30, 2011.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2011	2010	2011	2010

Revenues:
Product sales, net	$15,802	$15,173	$39,905	$44,694
License fee, collaboration and royalty revenues	1,753	1,719	6,437	4,331
Total revenues	17,555	16,892	46,342	49,025

Operating costs and expenses (1):
Cost of product sales	2,669	2,274	7,792	5,168
Research and development expenses	14,894	14,031	45,155	41,183
Selling, general and administrative expenses	17,230	17,986	53,690	65,446
Total operating costs and expenses	34,793	34,291	106,637	111,797

Operating Loss	(17,238)	(17,399)	(60,295)	(62,772)

Interest and dividend income, net	378	448	1,390	1,323
Other income (expense)	14	(396)	(194)	(386)

Net loss before income taxes	(16,846)	(17,347)	(59,099)	(61,835)

Income tax benefit	215	351	611	462

Net loss	$(16,631)	$(16,996)	$(58,488)	$(61,373)

Net loss per share - basic and diluted:	$(0.78)	$(0.81)	$(2.76)	$(2.96)

Weighted average shares outstanding used to compute net loss per share:

Basic and diluted	21,194	21,085	21,169	20,700

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$131	$100	$483	$300
Research and development	84	158	1,365	2,696
Selling, general and administrative	1,487	1,242	6,950	7,740

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$75,777	$112,646
Short-term investments	153,560	147,619
Accounts receivable	7,069	5,785
Inventories	15,577	16,344
Receivable from collaboration	192	441
Other current assets	5,786	7,949
Total current assets	257,961	290,784

Net property, plant & equipment	9,684	11,235
Long-term investments	21,631	33,597
Other assets	460	460

Total assets	$289,736	$336,076

Accounts payable	$4,601	$4,553
Accrued expenses and other short-term liabilities	32,528	25,555
Deferred revenues	6,346	6,603
Total current liabilities	43,475	36,711

Deferred revenues	46,720	51,292
Other long-term liabilities	2,527	2,787
Total long-term liabilities	49,247	54,079

Total stockholders’ equity	197,014	245,286

Total liabilities and stockholders’ equity	$289,736	$336,076

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. For additional product information, please visit www.feraheme.com.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in3.7% (63/1,726) of subjects. Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, the expected impact of the restructuring plan we announced today, including the expected decrease in our 2012 operating expenses by $20-25 million (excluding COGS), the expected further reduction in operating expenses of approximately $20 million in 2012 following completion of our phase III clinical development program in the broad IDA indication, our 2012 total estimated operating expenses (excluding COGS), our estimated 2012 selling, general and administrative expenses, our expected 2012 year-end cash, cash equivalents and investments balance, the magnitude of restructuring charges we expect to incur and the expected timing of those charges, the expected growth of Feraheme® in the non-dialysis CKD IV iron market, and our efforts to preserve cash and drive the business to profitability through expense reductions and top line growth, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the possibility that the FDA could mandate changes to the Feraheme label that would adversely impact the commercial opportunity for Feraheme, (5) the possibility that the charges we incur in connection with our restructuring plan could differ materially from our expectations, (6) the possibility that the expected reduction in our operating expenses following our restructuring plan may not be realized or may differ materially from our expectations, (7) the risk that the execution of our restructuring plan has unintended negative consequences, including employee turnover and other disruptions to our business, (8) uncertainties regarding our ability to manufacture Feraheme, (9) uncertainties relating to our patents and proprietary rights, and (10) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2011. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.